Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-72249) pertaining to the Programmer's Paradise, Inc. 1986 Stock Option Plan, the Programmer's Paradise, Inc. 1995 Stock Plan and the Programmer's Paradise, Inc. 1995 Non-Employee Director Plan of our report dated March 1, 2002, with respect to the consolidated financial statements and schedule of Programmer's Paradise, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.
/s/ Ernst & Young LLP

MetroPark, New Jersey
March 26, 2004